CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS

OF

SERIES D 8% CONVERTIBLE PREFERRED STOCK

OF

IMAGEWARE SYSTEMS, INC.

         ImageWare Systems, Inc., a Delaware corporation (the "Corporation"), does hereby certify that:

         FIRST: This Certificate of Amendment to Certificate of Designation of Preferences, Rights and Limitations of Series D 8% Convertible Preferred Stock of the Corporation (“Certificate of Designation”) amends the Certificate of Designation.

         SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware and shall become effective at 9:00 A.M., Eastern Time, on October 13, 2011.

         THIRD: Section 6 of the Certificate of Designation is hereby amended by deleting Section 6 in its entirety and replacing it with the following:

“Section 6.

Conversion.

a)

Conversions at Option of Holder. Each share of Preferred Stock shall be convertible at the option of the Holder thereof, at any time and from time to time from and after the Original Issue Date (“Optional Conversion”). Holders shall effect Optional Conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Corporation (such date, the “Optional Conversion Date”). If no Optional Conversion Date is specified in a Notice of Conversion, the Optional Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder

b)

Automatic Conversion.   Each share of Preferred Stock shall automatically convert into shares of Common Stock at such time as the Corporation closes a financing transaction, or series of financing transactions, involving the sale of Common Stock of the Corporation, including securities convertible into Common Stock, resulting in gross proceeds to the Corporation at such closing of at least $10,000,000 (a “Qualified Financing”), provided such Qualified Financing occurs on or before December 31, 2011 (“Automatic Conversion”).  The date on which the Corporation consummates a Qualified Financing is referred to as the “Automatic Conversion Date”.

c)

Conversion Shares.  The number of shares of Common Stock issuable upon conversion shall be that number of shares of Common Stock determined by dividing the Stated Value of such share of Preferred Stock, plus any accrued dividends not previously paid in cash on such share of Preferred Stock, by the Conversion Price.  To effect conversions of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing such shares of Preferred Stock to the Corporation unless, in the case of an Optional Conversion, less than all of the shares of Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Preferred Stock promptly following the Optional Conversion Date at issue.  Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

d)

Conversion Price.  The conversion price for the Preferred Stock shall equal $0.50, subject to adjustment herein (the “Conversion Price”).

e)

Mechanics of Conversion

i.

Delivery of Certificate Upon Conversion. Not later than three Trading Days after each Optional Conversion Date or the Automatic Conversion Date, as the case may be (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the Corporation’s registered transfer agent of its Common Stock irrevocable instructions to issue the Holder a certificate or certificates representing the number of shares of Common Stock being acquired upon the conversion of shares of Preferred Stock.  Each certificate or certificates representing shares of Common Stock issued upon conversion of shares of Preferred Stock shall bear a restrictive legend prohibiting their resale except pursuant to an effective registration statement covering the resale of such shares declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended, or an exemption from registration thereunder.

ii.

Obligation Absolute; Partial Liquidated Damages.  The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.  The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

iii.

Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Preferred Stock and payment of dividends on the Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of all outstanding shares of Preferred Stock and payment of dividends hereunder.  The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

iv.

Fractional Shares. Upon a conversion hereunder, the Corporation shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the VWAP at such time.  If the Corporation elects not, or is unable, to make such a cash payment, the Holders shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

v.

Transfer Taxes.  The issuance of certificates for shares of the Common Stock on conversion of this Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holders of such shares of Preferred Stock so converted and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.”

    IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officers thereunto duly authorized this 12th day of October, 2011.

By: /s/ Wayne Wetherell
Name: Wayne Wetherell
Title: Chief Financial Officer